(1)  IIF Subway Investment LP (“IIF”) and IIF Water Manager LLC (“IIF GP” and, collectively with IIF, the “Reporting Persons”) may be deemed to indirectly beneficially own the shares of common stock, par value $0.01(the “Common Stock”), of SouthWest Water Company (the “Company”), owned by SW Merger Acquisition Corp. (“Parent”).  On March 2, 2010, Parent entered into a binding letter of intent (the “Letter of Intent”) with an affiliate of IIF, Water Asset Management, LLC (“WAM”) and the Company, pursuant to which Parent agreed to purchase 2,700,000 shares of Common Stock from the Company.  Parent will receive the shares of Common Stock reported herein upon the consummation of the transactions contemplated by the Letter of Intent on or about March 12, 2010.  The Reporting Persons, Parent, WAM, TRF Master Fund (Cayman) LP, Water Investment Advisors (Cayman) Ltd., Matthew J. Diserio and Disque D. Deane Jr. may be deemed to be a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.  Each of the Reporting Persons disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of its pecuniary interest therein.